EXHIBIT 3.1

                         CERTIFICATE OF INCORPORATION

                                      OF

                                UNITRIN, INC.

         ONE: The name of this corporation is: Unitrin, Inc. (the
"Corporation").

         TWO: The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         THREE: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law ("DGCL").

         FOUR: A. This Corporation is authorized to issue two classes of shares of capital stock to be designated respectively "Preferred Stock" and "Common Stock." The total number of shares of capital stock which the Corporation shall have authority to issue is 120,000,000, of which 20,000,000 shares shall be Preferred Stock at the par value of $.10 per share and 100,000,000 shares shall be Common Stock at the par value of $.10 per share. The term "Voting Stock" shall hereinafter refer to all shares of capital stock entitled to vote in elections of Directors.

               B. The Preferred Stock may be divided into and issued in one or more series. The Board of Directors is hereby vested with the authority from time to time to establish and designate such series and, within the limitations prescribed by law, to fix and determine the designations, powers, preferences, and relative, participating, optional or other special rights, and qualifications, limitations and restrictions of any series so established.

               C. Subject to all of the rights of the Preferred Stock of any series, dividends may be paid on the Common Stock, as and when declared by the Board of Directors, out of any funds of this Corporation legally available for the payment of such dividends. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the holders of Common Stock shall share ratably in the assets of the Corporation remaining after payment of the preferential amounts required to be paid to holders of Preferred Stock.

         FIVE: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and its Directors and shareholders:

               A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by the DGCL or by this Certificate of Incorporation or the Bylaws of the Corporation, the Directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. At all meetings of the Board, except as otherwise provided by law, this Certificate of Incorporation or the Bylaws of the Corporation, each Director shall have one vote, and all questions shall be decided by a majority of the Directors present at each such meeting; provided, however, that certain matters, as provided hereinbelow or in the Bylaws or as determined in accordance with a resolution adopted by a majority of the Directors then in office, shall be decided by the "Continuing Directors" or "Continuing Disinterested Directors," as such terms hereafter may be defined.

               B. The number of Directors shall be as from time to time fixed by, or in the manner provided in, the Bylaws of the Corporation.

               C. Subject to the rights of the holders of any class or series of Preferred Stock and to the requirements of law, unless the Board of Directors otherwise determines, newly created Directorships resulting from any increase in the authorized number of Directors or any vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the Directors then in office, though less than a quorum, and Directors so chosen shall hold office for a term expiring at the next annual meeting of shareholders and until such Director's successor shall have been duly elected and qualified.

               D. The Board of Directors may adopt, amend or repeal the Bylaws of this Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the Directors then in office. The shareholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation. In addition to any vote of the holders of any class or series of stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of Voting Stock (hereinafter the "Voting Power"), voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Corporation.

               E. Election of Directors need not be by written ballot, but shall be either by written ballot or voice vote in accordance with the Bylaws of the Corporation.

         SIX: Any action required or permitted to be taken by the shareholders of the Corporation may be effected only at an annual or special meeting of shareholders of the Corporation and may not be effected by consent in writing of such shareholders. Special meetings of the shareholders of the Corporation may be called only by the Chairman of the Board or by the Board of Directors pursuant to a resolution adopted by a majority of the Directors then in office. The Chairman of the Board may be removed only by the Board of Directors in accordance with a resolution adopted by a majority of the Directors then in office. Notwithstanding any other provisions of this Certificate of incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least seventy-five percent (75%) of the Voting Power, voting together as a single class, shall be required to alter, amend or repeal this Article SIX.

         SEVEN: A. The Corporation shall not enter into any Business Combination (as hereinafter defined) unless the requirements of the following Paragraph (1) or the requirements of the following Paragraphs (2) and (3) have been satisfied. However, the Corporation shall not enter into a Business Combination that does not involve any cash or other consideration being received by the shareholders of the Corporation, solely in their respective capacities as shareholders of the Corporation, unless the requirements of Paragraph (1) have been satisfied.

               (1) The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined); provided however, that this condition shall not be capable of satisfaction unless there are at least three Continuing Directors.

               (2) The Business Combination shall have been approved by the affirmative vote in person or by proxy of the holders of not less than 75% of the Voting Power, voting together as a single class.

               (3) All of the following conditions have been met:

                    (i) The consideration to be received by holders of shares of a particular class or series of outstanding capital stock shall be in cash or in the same form as the Interested Shareholder or any of its Affiliates has previously paid for shares of such class or series of capital stock. If the Interested Shareholder or any of its Affiliates has paid for shares of any class or series of capital stock with varying forms of consideration, the form of consideration to be received per share by holders of shares of such class or series of capital stock shall be either cash or the form used to acquire the largest number of shares of such class or series previously acquired by the Interested Shareholder.

                    (ii) The cash or fair market value of other consideration to be received per share by the holders of each class or series of capital stock of the Corporation in a Business Combination with an Interested Shareholder is not less than the highest per share price (including brokerage commissions and/or soliciting dealers' fees) paid by such Interested Shareholder in acquiring any shares of such class or series, respectively, within the twenty-four months preceding the date of consummation of any such Business Combination (appropriately adjusted for any stock split, stock dividend, combination of shares or similar event).

                    (iii) After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business
Combination: (a) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding Preferred Stock; (b) there shall have been (I) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Continuing Directors, and (II) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split, reorganization, recapitalization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock), unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (c) neither such Interested Shareholder nor any of its Affiliates shall have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder. No approval by Continuing Directors shall satisfy the requirements of this Subparagraph unless at the time of such approval there are at least three Continuing Directors.

                    (iv) After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder and any of its Affiliates (as hereinafter defined) shall not have received the benefit, directly or indirectly (except proportionately, solely in such Interested Shareholder's or Affiliate's capacity as a shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

                    (v) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to all shareholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

                    (vi) Such Interested Shareholder shall have supplied the Corporation with such information as shall have been requested pursuant to Section D of this Article SEVEN.

               B. For the purposes of this Article SEVEN:

               1. "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 (the "Exchange Act"), as in effect on March 31, 1990.

               2. A person shall be a "beneficial owner" of any Voting Stock:

                    (i) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly, within the meaning of Rule 13d-3 under the Exchange Act; or

                    (ii) which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding (but neither such person nor any such Affiliate or Associate shall be deemed to be the beneficial owner of such Voting Stock solely by reason of a revocable proxy granted for a particular meeting of shareholders, pursuant to a public solicitation of proxies for such meeting and with respect to which neither such person nor such Affiliate or Associate is otherwise deemed the beneficial owner; or

                    (iii) which are beneficially owned, directly or indirectly, within the meaning of Rule 13d-3 under the Exchange Act, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock; provided, however, that in the case of any employee stock ownership or similar plan of the Corporation or any Subsidiary in which the beneficiaries thereof possess the right to vote any shares of Voting Stock held by such plan, no such plan or any trustee with respect thereto (nor any affiliate of such trustee) solely by reason of such capacity of such trustee shall be deemed for any purposes hereof beneficially to own any shares of Voting Stock held under any such plan.

               3. Business Combination shall mean any of the transactions referred to in the following Subparagraphs (i) through (v):

               4. Any merger or consolidation of the Corporation or any Subsidiary (as hereafter defined) with (a) any Interested Shareholder (as hereafter defined) or (b) any other person (whether or not itself an Interested Shareholder) which is or after such merger or consolidation would be an Affiliate (as hereafter defined) of an Interested Shareholder; or

                    (i) Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereafter defined) of $10,000,000.00 or more; or

                    (ii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $10,000,000.00 or more; or

                    (iii) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Shareholder or any Affiliate of any Interested Shareholder; or

                    (iv) any reclassification of securities (including any reverse stock split or recapitalization of the Corporation) or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving any Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary beneficially owned (as hereafter defined) by any Interested Shareholder or any Affiliate of any Interested Shareholder.

               5. "Continuing Director" means (i) any person who is a member of the Corporation's original Board of Directors, (ii) any member of the Board of Directors who is unaffiliated with the Interested Shareholder and was a member of the Board prior to the time that such Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director who is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board.

               6. "Fair Market Value' means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board in good faith.

               7. "Interested Shareholder" shall mean any person who or which:

          (i) is the beneficial owner, directly or indirectly, of more than 15 percent of the Voting Power; or

          (ii) is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 15 percent or more of the Voting Power; or

          (iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended; provided, however, that Interested Shareholder shall not mean: (i) the Corporation or any Subsidiary or (ii) any Person whose beneficial ownership or expected beneficial ownership of 15 percent or more of the Voting Power has been disclosed to the Board of Directors of the Corporation prior to February 19, 1990. Furthermore, in no event shall a person who or which is the beneficial owner of less than 15 percent of the Voting Power become an Interested Shareholder solely as a result of either of the following: (1) a reduction in the number of shares of outstanding Voting Stock, including without limitation a reduction caused by repurchases by the Corporation of outstanding shares of Voting Stock, or (2) an increase of two percent or less in the beneficial ownership of Voting Stock of such person during any 12-month period, provided that such person shall not have become the beneficial owner of more than two percent of the Voting Stock of the Corporation in any prior 12-month period except as a result of the original distribution of the Common Stock of the Corporation to the holders of Teledyne, Inc. Common Stock or pursuant to Clause (1) of this sentence; provided, however, that if any person becomes the Beneficial Owner of 15 percent or more of the Voting Power by reason of share repurchases by the Corporation and thereafter becomes the beneficial owner of any additional Voting Power, except in accordance with Clause (2) of this sentence, such Person shall be deemed to be an Interested Shareholder. For the purposes of determining whether a person is an Interested Shareholder pursuant to this Paragraph 6, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned by such person through application of Paragraph (2) of this Section B but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

          8. A "person" shall mean any individual, partnership, firm, corporation or other entity, as well as any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act.

          9. "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in Paragraph (6) of this section B, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

               C. In the event of any Business Combination in which the Corporation survives, the phrase "other consideration to be received" as used in Paragraph (3)(ii) of section A of this Article SEVEN shall include any shares of capital stock of the Corporation retained by the holders of such shares.

               D. A majority of the Directors then in office shall have the right to demand, but only if a majority of the Directors then in office shall then consist of Continuing Directors, or, if a majority of the Directors then in office shall not then consist of Continuing Directors, a majority of the then Continuing Directors shall have the right to demand, that any person who is reasonably believed to be an Interested Shareholder (or holds of record shares of Voting Stock beneficially owned by any Interested Shareholder) supply the Corporation with complete information as to the (i) record owner(s) of all shares beneficially owned by such person who is reasonably believed to be an Interested Shareholder, (ii) number of and class and series of shares beneficially owned by such person who is reasonably believed to be an Interested Shareholder and held of record by each such record owner and the numbers of the stock certificates evidencing such shares, and (iii) any other factual matter relating to the applicability or effect of this Article SEVEN as may be reasonably requested of such person, and such person shall furnish such information within ten (10) days after receipt of such demand.

               E. Nothing contained in this Article SEVEN shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

               F. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of Voting Stock required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least 75% of the Voting Power, voting together as a single class, shall be required to alter, amend or repeal this Article SEVEN; provided, however, that no amendment of this Article SEVEN shall apply to any person who is an Interested Shareholder at the time of the adoption of such amendment.

         EIGHT: In addition to any other considerations which the Board of Directors lawfully may take into account in determining whether to take or refrain from taking corporate action on any matter, including making or declining to make any recommendations to the shareholders of the Corporation, the Board of Directors may in its discretion consider the long term as well as short term best interests of the Corporation (including the possibility that these interests may be best served by the continued independence of the Corporation), taking into account and weighing as the Directors deem appropriate the effects of such action on employees, suppliers and customers of the Corporation and its Subsidiaries and the effect upon communities in which the offices or other facilities of the Corporation are located and any other factors the Directors consider pertinent.

         NINE: No Director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for any breach of fiduciary duty by such Director as a Director. Notwithstanding the foregoing sentence, a Director shall be liable to the extent provided by applicable law
(i) for any breach of the Director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which such Director derived an improper personal benefit. No amendment to or repeal of this Article NINE shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal. If the DGCL is amended hereafter further to eliminate or limit the personal liability of Directors, the liability of a Director of this Corporation shall be limited or eliminated to the fullest extent permitted by the DGCL, as amended.

         TEN: A. Right to Indemnification. Each person who was or is made a party to or is threatened to be made a party to or is involuntarily involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she is or was a Director or officer of the Corporation, or is or was serving (during his or her tenure as Director and/or officer) at the request of the Corporation as a Director, officer, employee or agent of another Corporation or of a partnership, joint venture, trust or other enterprise, whether the basis of such Proceeding is an alleged action or inaction in an official capacity as a Director or officer or in any other capacity while serving as a Director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL (or other applicable law), as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such Proceeding. Such Director or officer shall have the right to be paid by the Corporation for expenses incurred in defending any such Proceeding in advance of its final disposition; provided, however, that, if the DGCL (or other applicable law) requires, the payment of such expenses in advance of the final disposition of any such Proceeding shall be made only upon receipt by the Corporation of an undertaking by or on behalf of such Director or officer to repay all amounts so advanced if it should be determined ultimately that he or she is not entitled to be indemnified under this Article TEN or otherwise.

               B. Right of Claimant to Bring Suit. If a claim under
Paragraph A of this Article TEN is not paid in full by the Corporation within ninety (90) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, together with interest thereon, and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim, including reasonable attorneys' fees incurred in connection therewith. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL (or other applicable law) for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (or of its Board of Directors, its Directors who are not parties to the Proceeding with respect to which indemnification is claimed, its shareholders, or independent legal counsel) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL (or other applicable law), nor an actual determination by any such person or persons that such claimant has not met such applicable standard of conduct, shall be a defense to such action or create a presumption that the claimant has not met the applicable standard of conduct.

               C. Non-Exclusivity of Rights. The rights conferred by this Article TEN shall not be exclusive of any other right which any Director, officer, representative, employee or other agent may have or hereafter acquire under the DGCL or any other statute, or any provision contained in the Corporation's Certificate of Incorporation or Bylaws, or any agreement, or pursuant to a vote of shareholders or disinterested Directors, or otherwise.

               D. Insurance and Trust Fund. In furtherance and not in limitation of the powers conferred by statute:

                    (1) the Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is serving at the request of the Corporation as a Director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of law; and

                    (2) the Corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the fullest extent permitted by law and including as part thereof provisions with respect to any or all of the foregoing, to ensure the payment of such amount as may become necessary to effect indemnification as provided therein, or elsewhere.

               E. Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, including the right to be paid by the Corporation the expenses incurred in defending any Proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent permitted by law.

               F. Effect of Repeal or Modification. Any repeal or modification of this Article TEN shall not change the rights of an officer or Director to indemnification with respect to any action or omission occurring prior to such repeal or modification.

               ELEVEN: The Corporation reserves the right to repeal, alter, amend, or rescind any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on shareholders herein are granted subject to this reservation.

               TWELVE: The name and mailing address of the sole incorporator are as follows:

                        Edmund Kaufman
                        Irell & Manella
                        333 South Hope Street
                        Suite 3300
                        Los Angeles, California 90071

         I, EDMUND KAUFMAN, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate of Incorporation, do certify that the facts stated are true, and accordingly, have hereto set my hand this 13th day of February, 1990.

                                                      /s/ Edmund Kaufman
                                                  -----------------------------
                                                          Edmund Kaufman
                                                          Incorporator